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                                                                     Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
AXCESS Inc.:

We consent to incorporation by reference in the registration statements Nos. 33-42214 and 33-98160 on Form S-8 and No. 333-10665 on Form S-3 of AXCESS Inc. of our report dated March 19, 1999, relating to the consolidated balance sheets of AXCESS Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-KSB.

Our report dated March 19, 1999 contains an explanatory paragraph that states that the company's recurring losses from operations and resulting continued dependence upon access to additional external financing raise substantial doubt about the company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                                    /s/KPMG LLP


Dallas, Texas
March 30, 1999